UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-A
______________________
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
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American Capital Mortgage Investment Corp.
(Exact name of registrant as specified in its charter)
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Maryland	45-0907772
(State of incorporation or organization)	(IRS Employer Identification No.)

2 Bethesda Metro Center, 14th Floor Bethesda, Maryland	20814
(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
8.125% Series A Cumulative Redeemable Preferred Stock, Liquidation Preference $25.00 per Share	The NASDAQ Stock Market LLC
If this Form 8-A relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is to become effective pursuant to General Instruction A.(c), please check the following box. [X]
If this Form 8-A relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is to become effective pursuant to General Instruction A.(d), please check the following box. [ ]
Securities Act registration statement file number to which this form relates: File No. 333-183772
Securities to be registered pursuant to Section 12(g) of the Act: None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.     Description of Registrant's Securities to be Registered.
The securities to be registered hereunder are 2,300,000 shares of the Registrant’s 8.125% Series A Cumulative Redeemable Preferred Stock, $0.01 par value, with a liquidation preference of $25.00 per share (the “Series A Preferred Stock”), including 300,000 shares of Series A Preferred Stock that may be issued if the underwriters exercise their over-allotment option in full. For a description of the Series A Preferred Stock, reference is made to the information set forth under the heading “Description of the Series A Preferred Stock” in the Registrant's Prospectus Supplement dated May 15, 2014, as filed with the Securities and Exchange Commission (the “Commission”) on May 16, 2014 pursuant to Rule 424(b) under the Securities Act of 1933, and under the headings “Description of Securities—Preferred Stock” and “Description of Securities—Restrictions on Ownership and Transfer of Our Capital Stock” in the accompanying prospectus that constitutes a part of the Registrant’s Shelf Registration Statement on Form S-3 (File No. 333-183772), originally filed with the Commission on September 7, 2012, which information is incorporated herein by reference.

Item 2.        Exhibits.

*3.1
American Capital Mortgage Investment Corp. Articles of Amendment and Restatement, incorporated herein by reference to Exhibit 3.1 of Form 10-Q for the quarter ended September 20, 2011 (File No. 001-35260), filed November 14, 2011.

*3.2
American Capital Mortgage Investment Corp. Amended and Restated Bylaws, as amended by Amendment No. 1, incorporated herein by reference to Exhibit 3.2 to Amendment No. 4 to Form S-11 (Registration Statement No. 333-173238), filed July 29, 2011.

3.3	Articles Supplementary of 8.125% Series A Cumulative Redeemable Preferred Stock.
4.1	Specimen 8.125% Series A Cumulative Redeemable Preferred Stock Certificate.
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* Previously filed.

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: May 16, 2014	American Capital Mortgage Investment Corp.

/s/ Samuel A. Flax
Samuel A. Flax
Executive Vice President and Secretary